Exhibit 1.1

December 9, 2011

Meetinghouse Bank
2250 Dorchester Avenue
Dorchester, MA 02124

Attention:	Anthony A. Paciulli
President and Chief Operating Officer

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette and Woods, Inc. (“KBW”) to act as the Conversion Agent to Meetinghouse Bank (the “Bank”) in connection with the Bank’s proposed conversion from mutual to stock form of ownership, including the offer and sale of common stock of a newly organized holding company of the Bank (the “Offering”).

Conversion Agent Services:  As Conversion Agent, and as the Bank may reasonably request, KBW will provide the following services:

1.            Consolidation of Accounts and Development of a Central File, including, but not limited to the following:

•                  Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•                  Create the master file of account holders as of key record dates; and

•                  Provide software for the operation of the Bank’s Stock Information Center, including subscription management and proxy solicitation efforts

2.            Preparation of Proxy Forms; Proxy Solicitation and Special Meeting Services, including, but not limited to the following:

•                  Assist the Bank’s financial printer with labeling of proxy materials for voting and subscribing for stock;

•                  Provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials;

•                  Proxy and ballot tabulation; and

•                  Act as Inspector of Election for the Bank’s special meeting of members, if requested, and the election is not contested

Keefe, Bruyette & Woods · 10 S. Wacker Dr., Suite 3400 · Chicago, IL 60606

312.423.8200 · Toll Free:  800.929.6113 · Fax:  312.423.8232

Meetinghouse Bank December 9, 2011

3.            Subscription Services, including, but not limited to the following:

•                  Assist the Bank in establishing and managing a Stock Information Center;

•                  Advise on the physical location of the Stock Information Center including logistical and materials requirements;

•                  Assist in educating Bank personnel;

•                  Establish recordkeeping and reporting procedures;

•                  Supervise the Stock Information Center during the Offering;

•                  Assist the Bank’s financial printer with labeling of stock offering materials for subscribing for stock;

•                  Provide support for any follow-up mailings to members, as needed, including additional solicitation materials;

•                  Stock order form processing and production of daily reports and analysis;

•                  Provide supporting account information to the Bank’s legal counsel for ‘blue sky’ research and applicable registration;

•                  Assist the Bank’s transfer agent with the generation and mailing of stock certificates;

•                  Perform interest and refund calculations and provide a file to enable the Bank to generate interest and refund checks; and

•                  Create 1099-INT forms for interest reporting, as well as magnetic media reporting to the IRS, for subscribers paid $10 or more in interest for subscriptions paid by check.

Fees:  For the conversion agent services outlined above, the Bank agrees to pay KBW a fee of $15,000.  This fee is based upon the requirements of current banking regulations, the Bank’s Plan of Conversion as currently contemplated, and the expectation that member data will be processed as of three key record dates.  Any material changes in regulations or the Plan of Conversion, or delays requiring duplicate or replacement processing due to changes to record dates, may result in additional fees.  All fees under this agreement shall be payable as follows: (a) $5,000 payable upon execution of this agreement, which shall be non-refundable; (b) $5,000 payable upon mailing of subscription and proxy materials, which shall be non-refundable; and (c) the balance upon the completion of the Offering.

Costs and Expenses:  In addition to any fees that may be payable to KBW hereunder, the Bank agrees to reimburse KBW, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, clerical assistance, travel, lodging, food, telephone, postage, listings, forms and other similar expenses; which will not exceed $10,000.  KBW and the Bank acknowledge that such expense cap may be increased by mutual consent in an amount not to exceed $5,000 for additional out-of-pocket expenses in the event of a resolicitation of the Offering.  The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

Reliance on Information Provided:  The Bank agrees to provide KBW with such information as KBW may reasonably require to carry out its services under this agreement.  The Bank recognizes and confirms that KBW (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b)

Meetinghouse Bank December 9, 2011

does not assume responsibility for the accuracy or completeness of the information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

Limitations:  KBW, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

The Bank also agrees neither KBW , nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall be liable to any person or entity, including the Bank, by reason of any error of judgment, or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof, unless caused by or arising primarily out of KBW’s bad faith or gross negligence.  The foregoing agreement shall be in addition to any rights that KBW, the Bank or any Indemnified Party (as defined herein) may have at common law or otherwise, including, but not limited to, any right to contribution.

Anything in this agreement to the contrary notwithstanding, in no event shall KBW be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if KBW has been advised of the likelihood of such loss or damage and regardless of the form of action.

Indemnification:  The Bank agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees, and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of KBW pursuant to, and the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a Party.  The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s bad faith or gross negligence.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled

Meetinghouse Bank December 9, 2011

to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Bank shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Bank, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Bank and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement.  For the purposes of this Agreement, the relative benefits to the Bank and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Bank in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

This letter constitutes the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties.  This Agreement is governed by the laws of the State of New York applicable to contracts executed in and to be performed in that state, without regard to such state’s rules concerning conflicts of laws.  Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

Meetinghouse Bank December 9, 2011

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Patricia A. McJoynt
Patricia A. McJoynt
Managing Director

Meetinghouse Bank

By:	/s/ Anthony A. Paciulli	Date: December 12, 2011
Anthony A. Paciulli
President and Chief Operating Officer

December 9, 2011

Meetinghouse Bank

2250 Dorchester Ave.

Dorchester, MA 02124

Attention:	Anthony Paciulli
President and Chief Operating Officer

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) to act as the exclusive financial advisor to Meetinghouse Bank (the “Bank”) in connection with the Bank’s proposed conversion from the mutual to stock form of organization pursuant to the Bank’s Plan of Conversion (the “Conversion”), including the offer and sale of the common stock (the “Common Stock”) of a holding company (the “Holding Company”) to be formed by the Bank to eligible persons in a Subscription Offering, with any remaining shares offered to the general public in a Direct Community Offering and, possibly, a Syndicated Community Offering (the Subscription Offering, Direct Community Offering, and any Syndicated Community Offering are collectively referred to herein as the “Offerings”).  In addition, KBW will act as conversion agent in connection with the Offerings pursuant to the terms of a separate agreement between the Bank and KBW.  The Bank and the Holding Company are collectively referred to herein as the “Company.”  This letter sets forth the terms and conditions of our engagement.

1.                                    Advisory/Offering Services

As the Company’s financial advisor, KBW will provide financial and logistical advice to the Company and will assist the Company’s management, legal counsel, accountants and other advisors in connection with the Conversion and related issues.  We anticipate our services will include the following, each as may be necessary and as the Company may reasonably request:

1.                                    Provide advice on the financial and securities market implications of the Plan of Conversion and any related corporate documents, including the Company’s Business Plan;

2.                                    Assist in structuring the Offerings, including developing and assisting in implementing a marketing strategy for the Offerings;

3.                                    Review all offering documents, including the Prospectus, stock order forms, letters, brochures and other related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

Keefe, Bruyette & Woods · 10 S. Wacker Dr., Suite 3400 · Chicago, IL 60606

312.423.8200 · Toll Free:  800.929.6113 · Fax:  312.423.8232

Meetinghouse Bank

December 9, 2011

4.                                    Assist the Company in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

5.                                    Assist the Company in analyzing proposals from outside vendors retained in connection with the Offerings, including printers, transfer agents and appraisal firms;

6.                                    Assist the Company in the drafting and distribution of press releases as required or appropriate in connection with the Offerings;

7.                                    Meet with the Board of Directors and/or management of the Company to discuss any of the above services; and

8.                                    Such other financial advisory and investment banking services in connection with the Offerings as may be agreed upon by KBW and the Company.

2.                                    Due Diligence Review

The Company acknowledges and agrees that KBW’s obligation to perform the services contemplated by this agreement shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company, and its directors, officers, agents and employees, as KBW and its counsel in their sole discretion may deem appropriate under the circumstances.  The Company agrees  it will make available to KBW all relevant information, whether or not publicly available, which KBW reasonably requests, and will permit KBW to discuss with the board of directors and management the operations and prospects of the Company.  The Company recognizes and confirms that KBW (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.  KBW will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s management as to the expected future financial performance of the Company.

3.                                    Regulatory Filings

The Company will cause appropriate Offering documents to be filed with all regulatory agencies including the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), and the appropriate federal and/or state bank regulatory agencies.  In addition, the Company and KBW agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including KBW’s participation therein and shall furnish KBW a copy thereof addressed to KBW or upon which counsel shall state KBW may rely.

Meetinghouse Bank

December 9, 2011

4.                                    Fees

For the services hereunder, the Company shall pay the following fees to KBW at closing unless stated otherwise:

(a)                               Management Fee:  A Management Fee of $25,000 payable in two consecutive monthly installments of $12,500 commencing with the first month following the execution of this engagement letter.  Such fees shall be deemed to have been earned when due.  Should the Offerings be terminated for any reason not attributable to the action or inaction of KBW, KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

(b)                              Success Fee:   A Success Fee of 1.25% shall be paid based on the aggregate purchase price of Common Stock sold in the Subscription Offering, excluding shares purchased by the Company’s officers, directors, or employees (or members of their immediate family) plus any ESOP, tax-qualified or stock based compensation plans (except IRA’s) or similar plan created by the Company for some or all of its directors or employees, or any charitable foundation established by the Company (or any shares contributed to such a foundation).  In addition, a Success Fee of 2.0% shall be paid on the aggregate purchase Price of Common Stock sold in the Direct Community Offering.  The minimum Success Fee will be $150,000.  The Management Fee described in 4(a) will be credited against any Success Fee paid pursuant to this paragraph.

(c)                               Syndicated Community Offering:  If any shares of the Company’s stock remain available after the Subscription Offering and Direct Community Offering, at the request of the Company, KBW will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into between the Company and KBW.  KBW will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Company and the Plan.  KBW will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold in the Syndicated Community Offering.  From this fee, KBW will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.  Fees with respect to purchases affected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer.  (The decision to utilize selected broker-dealers will be made by the Company upon consultation with KBW.)

Meetinghouse Bank

December 9, 2011

5.                                    Expenses

The Company will bear those expenses of the proposed Offerings customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, “Blue Sky,”, FINRA filing and registration fees, and DTC eligibility fees; the fees of the Company’s accountants, attorneys, appraiser, business plan advisor, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Offerings; the fees set forth in Section 4; and fees for “Blue Sky” legal work.  If KBW incurs expenses on behalf of Company, the Company will reimburse KBW for such expenses.

KBW shall be reimbursed for its reasonable out-of-pocket expenses related to the Offerings, including costs of travel, meals and lodging, photocopying, telephone, facsimile, and couriers, which will not exceed $5,000.  KBW will also be reimbursed for fees and expenses of its legal counsel not to exceed $75,000.   These expenses assume no unusual circumstances or delay, or a re-solicitation in connection with the Offerings.  Should unusual circumstances, delay or a re-solicitation occur, KBW and the Company acknowledge that such expense cap may be increased by mutual consent in amounts not to exceed $5,000 for additional out-of-pocket expenses and $25,000 for additional fees and expenses of legal counsel.  The provisions of this paragraph are not intended to apply to or in any way impair or limit the indemnification provisions contained herein.

6.                                    Limitations

The Company acknowledges that all opinions and advice (written or oral) given by KBW to the Company in connection with KBW’s engagement are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Offerings.  Unless otherwise expressly stated in an opinion letter issued by KBW or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of KBW or any statements or conduct by KBW.  The Company agrees that no such opinion or advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to KBW be made by the Company or any of its representatives without the prior written consent of KBW.

The Company acknowledges and agrees that KBW has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against KBW or its affiliates, or their respective directors, officers, employees or agents.  In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company.  It is understood that KBW’s responsibility to the Company is solely contractual in nature and KBW does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

Meetinghouse Bank

December 9, 2011

7.                                    Benefit

This letter agreement shall inure to the benefit of the parties hereto and their respective successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors; provided, however, that this letter agreement shall not be assignable by KBW.

8.                                    Confidentiality

KBW acknowledges that a portion of the Information may contain confidential and proprietary business information concerning the Company.  KBW agrees that, except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, KBW agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information); provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph.  As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by KBW, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not otherwise known to KBW to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

The Company hereby acknowledges and agrees that the presentation materials and financial models used by KBW in performing its services hereunder have been developed by and are proprietary to KBW.  The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior consent from KBW in writing.

9.                                    Indemnification

As KBW will be acting on behalf of the Company in connection with the Offerings, the Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several,  to which such Indemnified Party may become subject under applicable federal or state law, or otherwise related to or arising out of the Offerings or the engagement of KBW pursuant to, or the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or

Meetinghouse Bank

December 9, 2011

necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by KBW expressly for use therein or (b) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s gross negligence or bad faith.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement.  For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

10.                            Definitive Agreement

This letter agreement reflects KBW’s present intention of proceeding to work with the Company on its proposed Offerings.  No legal and binding obligation is created on the part of the Company or KBW with respect to the subject matter hereof, except as to (i) the agreement to maintain the confidentiality of Confidential Information set forth in Section 8, (ii) the payment of certain fees as set forth in Section 4, (iii) the payment of expenses as set forth in Section 5, (iv) the limitations set forth in Section 6, (v) the indemnification and contribution provisions set forth in Section 9 and (iv) those terms set forth in a mutually agreed upon Agency Agreement between KBW and the Company to be executed prior to commencement of the Offerings, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this letter agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

KBW’s execution of such Agency Agreement shall also be subject to (a) KBW’s satisfaction with Due Diligence Review, (b) preparation of offering materials that are satisfactory to KBW, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of KBW and its counsel, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offerings.

This Agreement constitutes the entire agreement between the parties with respect to the

Meetinghouse Bank

December 9, 2011

subject matter hereof and can be altered only by written consent signed by the parties.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.  Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Patricia A. McJoynt
Patricia A. McJoynt
Managing Director

Meetinghouse Bank

By:	/s/ Anthony Paciulli	Date: December 12, 2011
Anthony Paciulli
President and Chief Operating Officer